Exhibit 99.1

Ad-hoc notification pursuant to Article 17 of the Market-Abuse-Regulation (EU) No. 596/2014

ADTRAN Holdings, Inc.: Agreement on Final Draft of a Domination and Profit and Loss Transfer Agreement with ADTRAN Holdings, Inc.

Huntsville, Alabama (United States of America), 18 October 2022

The board of directors of ADTRAN Holdings, Inc. (“ADTRAN Holdings”) and the management board of ADVA Optical Networking SE (“ADVA”) agreed on a final draft of a domination and profit and loss transfer agreement (“DPLTA”) between ADTRAN Holdings as the controlling entity, and ADVA as the controlled entity. The conclusion of the DPLTA remains subject to the respective approval by the extraordinary general meeting of ADVA which is scheduled to be held on 30 November 2022. ADTRAN Holdings currently holds 33,957,538 ADVA shares, corresponding to a total stake of 65.35% of all outstanding shares in ADVA.

Subject to the registration of the DPLTA with the commercial register of ADVA’s registered seat, ADTRAN Holdings will offer, at the election of each outside shareholder of ADVA, (i) to acquire the shares of such shareholder for a compensation (Abfindung) of EUR 17.21 per share pursuant to Sec. 305 German Stock Corporation Akt (Aktiengesetz, “AktG”), or (ii) to pay such shareholder an annually recurring compensation payment (Ausgleichszahlung) pursuant to Sec. 304 AktG in an amount of EUR 0.59 (EUR 0.52 net under the current taxation regime).

The amount of the recurring compensation payment of EUR 0.59 (EUR 0.52 net) is determined on basis of a rounded annuity interest rate (Verrentungszinssatz) of 3.00% and still subject to an adjustment in case of a change of interest rates and borrowing costs prior to 30 November 2022 which is the reference date for the valuation. An increase of borrowing costs could lead to an increase of the recurring compensation payment. The range of potential increases ranges from EUR 0.62 (EUR 0.54 net), if the annuity interest rate is increased by 0.25 basis points to 3.25%, up to a recurring compensation payment at the amount of EUR 1.00 (EUR 0.87 net), if the annuity interest rate in increased to 5.50%.

The draft of the DPLTA as well as the joint report of ADVA’s management board and ADTRAN Holdings’ board of directors on the DPLTA, including the expert opinion of ValueTrust Financial Advisors SE and the audit report of the court-appointed auditor, ADKL AG, are intended to be published on the internet on https://www.adva.com together with the invitation to the extraordinary general meeting of ADVA.

Notifying person and contact for Investors:

Rhonda Lambert

T: +1 256-963-7450

investor.relations@adtran.com